Exhibit 21.1
ACCEL ENTERTAINMENT, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Jurisdiction of Incorporation/Organization

Accel Abraham Facility, LLC	Illinois
Accel Entertainment LLC	Delaware
Accel Entertainment Gaming, LLC	Illinois
Accel Entertainment Gaming (PA), LLC	Pennsylvania
Accel Entertainment Gaming (MO), LLC	Missouri
Accel Momence Watseka LLC	Illinois
Bulldog Holding, LLC	Georgia
Bulldog Gaming, LLC	Georgia
Century Gaming, Inc.	Montana
Grand River Amusements LLC	Illinois
Grand River Jackpot, LLC	Illinois
Grand Vision Gaming LLC	Montana
Grizzly Hospitality Services, LLC	Montana
Grizzly - Rendezvous Beverages, LLC	Montana
Grizzly - Rendezvous, LLC	Montana
Hawkeye Gaming, LLC	Iowa
Husker Gaming, LLC	Nebraska
Old North State Gaming, LLC	North Carolina
Rodeo Gaming, LLC	Wyoming
United Coin Machine, Co.	Nevada